Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS AND NIPPON KAYAKU ENTER COLLABORATION
AGREEMENT FOR APAZIQUONE IN ASIAN TERRITORIES
•	Total Potential Value Of Collaboration Exceeds $151 Million

•	Spectrum to Receive an Upfront Payment of $15 Million, up to $136 Million in Milestones, and Royalties

•	Nippon Kayaku Responsible for 100% of Development and Commercial Expenses
IRVINE, California — November 10, 2009 —Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial stage biotechnology company with a primary focus in oncology, and Nippon Kayaku today announced an exclusive collaboration for the development and commercialization of apaziquone in Asia. Apaziquone is an antineoplastic agent currently being investigated for the treatment of non-muscle invasive bladder cancer by intravesical instillation. Spectrum Pharmaceuticals has previously entered into a strategic collaboration with Allergan, Inc. (NYSE: AGN) for North America, Europe, and other key markets. These two collaborations are representative of the Company’s stated objective of achieving solid strategic partnerships that are aimed at fully exploiting developmental goals for apaziquone on a worldwide basis.
“We are excited to partner apaziquone with a strong Japanese oncology company such as Nippon Kayaku,” said Rajesh C. Shrotriya, Chairman of the Board and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Nippon Kayaku is one of the most established and reputable pharmaceutical companies in Japan and has unparalleled experience in Asia in the field of non-muscle invasive bladder cancer and prostate cancer. We believe that Nippon Kayaku is a terrific strategic partner for apaziquone and for Spectrum.”

“Apaziquone is an ideal candidate to complement our portfolio of 24 anti-cancer products,” said Akira Mandai, Head of Pharmaceuticals Group of Nippon Kayaku. “We look forward to working with Spectrum in developing apaziquone for non-muscle invasive bladder cancer.”
Under the terms of the agreement, Nippon Kayaku will pay Spectrum an upfront payment of $15 million and will make additional payments of up to $136 million based on the achievement of certain regulatory and commercialization milestones. Nippon Kayaku received exclusive rights to apaziquone for the treatment of non-muscle invasive bladder cancer in Asia, including Japan and China. Nippon Kayaku will conduct the apaziquone clinical trials pursuant to a development plan. Nippon Kayaku will be responsible for all expenses relating to the development and commercialization of apaziquone in the Nippon Kayaku territory.
Spectrum is currently conducting two Phase 3 clinical trials to investigate apaziquone’s safety and efficacy in non-muscle invasive bladder cancer. Spectrum’s goal is to complete enrollment in both Phase 3 studies by year-end 2009.
About Non-Muscle Invasive Bladder Cancer
Non-muscle invasive bladder cancer is a form of bladder cancer localized in the surface layers of the bladder and is commonly treated with intravesical therapies. Approximately 70% of all patients newly diagnosed with bladder cancer have non-muscle invasive bladder cancer.1 More than one million patients in the United States, Europe and Japan are estimated to be affected by the disease, which is treated predominantly by urologists.2
About Apaziquone
Apaziquone is a drug currently being investigated for the treatment of non-muscle invasive bladder cancer. Apaziquone, an anti-cancer agent that becomes activated by reductase enzymes found in cancer cells, is formulated for administration directly into the urinary bladder. Phase 2 data has confirmed anti-tumor activity in patients with multiple, recurrent non-muscle invasive bladder cancer, as evidenced by 31 of 46 patients (67%) showing a complete response after receiving six weekly treatments with 4 mg of apaziquone instilled into the urinary bladder in a marker lesion study. In another Phase 2 study, apaziquone instilled into the bladder following surgery was well tolerated and was not absorbed in any detectable amount from the bladder wall into the bloodstream and therefore, is expected to carry a low risk of systemic toxicity, if any.

[1]	Kirkali Z, et al. Bladder Cancer: Epidemiology, Staging and Grading, and Diagnosis. Urology 66 (Suppl 6A): 4-34, 2005.

[2]	For U.S. see National Cancer Institute. Bethesda, MD, http://seer.cancer.gov/statfacts/html/urinb.html accessed 10-23-2008; For Europe see Globocan 2002 database, http://www-dep.iarc.fr/ accessed 10-23-2008.

The apaziquone registration plan, which the U.S. Food and Drug Administration (FDA) concurred with under a Special Protocol Assessment, calls for two double blind, placebo-controlled, randomized Phase 3 clinical studies, each with 562 patients with Ta G1 or G2 low risk non-invasive bladder cancer. Patients are randomized in a one-to-one ratio to apaziquone or placebo. Under the protocol, the patients are given a single 4 mg dose following surgical removal of the tumors. The primary endpoint is a statistically significant difference (p<0.05) in the rate of tumor recurrence between the two treatment groups by year two. The FDA has granted Fast Track Designation for the investigation of apaziquone for the treatment of non-muscle invasive bladder cancer. Spectrum also received scientific advice from the European Medicines Agency (EMEA) whereby the EMEA agreed that the two Phase 3 studies as designed should be sufficient for a regulatory decision regarding European registration.
About Nippon Kayaku
Nippon Kayaku is a general chemical company focused on IT, health care and safety systems. The Company’s Pharmaceuticals Group maintains extensive original expertise related to research and development, production, sales, and aftermarket investigations of anti-cancer drugs. The Company’s lineup of cancer-fighting drugs and cancer supportive products has reached 28 products. Nippon Kayaku is also strengthening its licensing activities, and is introducing generic products in order to expand its cancer-related business. For more information, please visit the Company’s website at www.nipponkayaku.co.jp/english/.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a primary focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward Looking Statements — This press release may also contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for Spectrum’s approved drugs, continuing to build Spectrum’s team, leveraging the expertise of partners around the world to assist Spectrum in the execution of its strategy, that apaziquone is expected to carry a low risk of systemic toxicity, if any, the safety and efficacy of apaziquone and that enrollment in the Phase 3 clinical trials will be completed by year-end 2009, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that Spectrum’s existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that Spectrum’s existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that Spectrum’s efforts to acquire or in-license and develop additional drug candidates may fail, Spectrum’s lack of revenues, limited marketing experience, dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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Information regarding Nippon Kayaku has been obtained from Nippon Kayaku and not independently verified by Spectrum.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.